Exhibit (a)(5)(P)

Crown Laboratories and Revance Therapeutics Announce Expiration of Tender Offer

Johnson City, Tenn. and Nashville, Tenn. – February 5, 2025 — Crown Laboratories, Inc. (“Crown”) and Revance Therapeutics, Inc. (NASDAQ: RVNC) (“Revance”), today announced that the tender offer to purchase all of the issued and outstanding shares of common stock, par value $0.001 per share (“Shares”) of Revance at a purchase price of $3.65 per Share, net to the stockholder in cash without interest and less any required tax withholding (the “Offer”), expired as scheduled at one minute past 11:59 p.m., Eastern Time, on February 4, 2025 and was not extended (such date and time, the “Expiration Time”).

Computershare Trust Company, N.A., the depositary and paying agent for the Offer, has advised Crown that, as of the Expiration Time, 86,197,893 Shares were validly tendered and not validly withdrawn in the Offer, representing 82.0% of the issued and outstanding Shares as of the Expiration Time. Accordingly, all conditions to the Offer have been satisfied. Crown and its affiliate, Reba Merger Sub, Inc. (“Merger Sub”), will promptly accept for payment, and will promptly pay for, all Shares validly tendered and not validly withdrawn in the Offer.

The parties expect to consummate the acquisition on February 6, 2025, in accordance with, and subject to the terms of, the definitive agreement for the proposed acquisition.

Advisors

Centerview Partners LLC is serving as exclusive financial advisor for Revance; Skadden, Arps, Slate, Meagher & Flom LLP is serving as legal advisor for Revance.

Leerink Partners and PJT Partners are serving as financial advisors to Crown; Kirkland & Ellis LLP and Lowenstein Sandler LLP are serving as legal advisors to Crown.

About Crown

Crown, a privately held, fully integrated global skincare company, is committed to developing and providing a diverse portfolio of aesthetic, premium and therapeutic skincare products that improve the quality of life for its consumers throughout their skincare journey. An innovative company focused on skin science for life, Crown’s unyielding pursuit of delivering therapeutic excellence and enhanced patient outcomes is why it has become a leader in Dermatology and Aesthetics. Crown has been listed on the Inc. 5000 Fastest Growing Privately Held Companies List for 11 years and has expanded its distribution to over 50 countries. For more information, visit www.crownlaboratories.com.

The “Crown” logo, PanOxyl and Blue Lizard are registered trademarks of Crown Laboratories, Inc. SkinPen and StriVectin are registered trademarks of Bellus Medical, LLC and StriVectin Operating Company, Inc., respectively.

About Revance

Revance is a biotechnology company setting the new standard in healthcare with innovative aesthetic and therapeutic offerings that enhance patient outcomes and physician experiences. Revance’s portfolio includes DAXXIFY (DaxibotulinumtoxinA-lanm) for injection and the RHA Collection of dermal fillers. RHA® technology is proprietary to and manufactured in Switzerland by Teoxane SA. Revance has partnered with Teoxane SA to supply HA fillers for U.S. distribution. Revance has also partnered with Viatris Inc. to develop a biosimilar to onabotulinumtoxinA for injection and Shanghai Fosun Pharmaceutical to commercialize DAXXIFY in China. Revance’s global headquarters and experience center are located in Nashville, Tennessee. Learn more at Revance.com, RevanceAesthetics.com, DAXXIFY.com, HCP.DAXXIFYCervicalDystonia.com, or connect with us on LinkedIn.

“Revance,” the Revance logo, and DAXXIFY are registered trademarks of Revance Therapeutics, Inc. Resilient Hyaluronic Acid® and RHA are trademarks of TEOXANE SA.

Additional Information and Where to Find It

This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities, nor is it a substitute for the tender offer materials that Crown and Merger Sub, filed with the U.S. Securities and Exchange Commission (the “SEC”). The solicitation and offer to buy outstanding Shares of Revance was only made pursuant to the tender offer materials that Crown and Merger Sub filed with the SEC. The tender offer materials are available for free on the SEC’s website at www.sec.gov.

Forward-Looking Statements

Certain statements contained in this press release are “forward-looking statements.” The use of words such as “anticipates,” “hopes,” “may,” “should,” “intends,” “projects,” “estimates,” “expects,” “plans” and “believes,” among others, generally identify forward-looking statements. All statements, other than statements of historical fact, are forward-looking statements. These forward-looking statements include, among others, statements relating to Revance’s and Crown’s future financial performance, business prospects and strategy, expectations with respect to the anticipated merger, including the timing thereof and Revance’s and Crown’s ability to successfully complete such transactions and realize the anticipated benefits. Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others, the risks and uncertainties inherent in the anticipated merger, including, among other things, the ability to satisfy the conditions to the closing of the anticipated merger, the expected timing of the anticipated merger, the possibility that the anticipated merger will not be completed, difficulties or unanticipated expenses in connection with integrating the parties’ operations, products and employees and the possibility that anticipated synergies and other anticipated benefits of the transaction will not be realized in the amounts expected, within the expected timeframe or at all, the effect of the anticipated merger on Revance’s and Crown’s business relationships (including, without limitations, partners and customers), the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, the expected tax treatment of the transaction, and the impact of the transaction on the businesses of Revance and Crown, and other circumstances beyond Revance’s and Crown’s control. You should not place undue reliance on these forward-looking statements. Certain of these and other risks and uncertainties are discussed in Revance’s and Crown’s filings with the SEC, including the Schedule TO (including the offer to purchase, a related letter of transmittal and related documents) Crown and its acquisition subsidiary have filed with the SEC, and the Solicitation/Recommendation Statement on Schedule 14D-9 Revance has filed with the SEC, and Revance’s most recent Form 10-K and Form 10-Q filings with the SEC. Except as required by law, neither Revance nor Crown undertakes any duty to update forward-looking statements to reflect events after the date of this press release.

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Contacts

Media:

Alecia Pulman

ICR

Crown@icrinc.com

Investors:

Laurence Watts

NewStreet

laurence@newstreetir.com